EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of February 26, 2007, by and among FIRSTBANK FINANCIAL SERVICES, INC., a bank holding company organized under the laws of the State of Georgia (the “Company”), FIRSTBANK FINANCIAL SERVICES, a bank organized under the laws of the State of Georgia (the “Bank”) (the Company and the Bank are collectively referred to herein as the “Employer”), and LISA J. MAXWELL, a resident of the State of Georgia (the “Executive”).

RECITALS:

The Employer employs the Executive as Executive Vice President and Chief Financial Officer of the Company and the Bank, and the Employer and the Executive wish to continue such employment pursuant to the terms of this Agreement.

In consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.                                      Definitions.  Whenever used in this Agreement, the following terms and their variant forms together with any amendments hereto made in the manner described in this Agreement:

1.1          “Affiliate” shall mean any business entity which controls the Company, is controlled by or is under common control with the Company.

1.2          “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3          “Area” shall mean the geographic area within the boundaries of Henry County and Clayton County, Georgia.  It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement as of the Effective Date.

1.4          “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial banking.

1.5          “Cause” shall mean:

1.5.1        With respect to termination by the Employer:

(a)           A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform her duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the President and Chief Executive Officer of the Company or the Bank.  Such notice shall (i) specifically identify the duties that the President and Chief Executive Officer of the Company or the Bank believes the Executive has failed to perform, and (ii) state the facts upon which such determination is made;

(b)           Conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of her duties and responsibilities hereunder;

(c)           Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude or any felony;

(d)           Conduct by the Executive that amounts to gross and willful insubordination or inattention to her duties and responsibilities hereunder; or

(e)           The receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive or the Employer, provided that the Board of Directors of the Company and the Bank determines in good faith that such action involves acts or omission by or under the supervision of the Executive or that termination of the Executive could materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action.

1.5.2        With respect to termination by the Executive,

(a)           a material diminution in the powers, responsibilities or duties of the Executive hereunder;

(b)           a material breach of the terms of this Agreement by the Employer,

which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such diminution or breach to the Employer by the Executive; or

(c)           following a Change of Control,

(i)            a material reduction in the rate of the Executive’s Base Salary in effect as of the effective date of the Change of Control; or

(ii)           a change in the Executive’s principal business office location such that the Executive is required to report regularly to a location which is located more than thirty (30) miles from the Employer’s principal business office located in McDonough, Georgia.

1.6          “Change of Control” means any one of the following events which occurs on or after the Effective Date:

(a)           the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Company or the Bank, if, after the transaction, the acquiring person (or persons) owns, controls or holds, with power to vote forty percent (40%) or more of any class of voting securities of the Company or the Bank;

(b)           within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Company or the Bank immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such Board of Directors; provided, however, that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director were elected to the Board of Directors of the Company or the Bank by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualify as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c)           a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company or the Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(d)           the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

1.7          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.8          “Competing Business” shall mean any business engaged in the Business of the Employer.

1.9          “Confidential Information” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and  disclosed by others, or that otherwise enters the public domain through lawful means.

1.10        “Disability” shall mean the inability of the Executive to perform each of her material duties under this Agreement for the duration of the short-term disability period under the Employer’s policy then in effect (or, if no such policy is in effect, a period of one hundred eighty (180) consecutive days) as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

1.11        “Effective Date” shall mean February 26, 2007.

1.12        “Employer Information” means Confidential Information and Trade Secrets.

1.13        “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on the last business day immediately preceding the third anniversary of the Effective Date or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

1.14        “Term” shall mean the Initial Term and all subsequent renewal periods.

1.15        “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)           derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.                                      Duties.

2.1          Position.  The Executive is employed as the Executive Vice President and Chief Financial Officer of the Company and the Bank, subject to the direction of the President and Chief Executive Officer of the Company and the Bank, and shall perform and discharge well and faithfully the duties which may be assigned to her from time to time by the Company or the Bank in connection with the conduct of its business.  The duties and responsibilities of the Executive are set forth on Exhibit A attached hereto.

2.2          Full-Time Status.  In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a)           devote substantially all of her time, energy and skill during regular business hours to the performance of the duties of her employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and implement all reasonable and lawful management policies and decisions communicated to her by the President and Chief Executive Officer of the Company and/or the Bank; and

(c)           timely prepare and forward to the President and Chief Executive Officer of the Company and/or the Bank all reports and accountings as may be requested of the Executive.

2.3          Permitted Activities.  The Executive shall devote her entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a)           investing her personal assets in businesses other than Competing Businesses (subject to clause (b) below) which will not require any services on the part of the Executive in their operation or affairs and in which her participation is solely that of an investor;

(b)           purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in her collectively owning beneficially at any time five percent (5%) or more of the equity securities of any Competing Business; and

(c)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the President and Chief Executive Officer of the Company or the Bank approves of such activities prior to the Executive’s engaging in them.

3.                                      Term and Termination.

3.1          Term.  This Agreement shall remain in effect for the Initial Term.  At the end of the Initial Term and at the end of each twelve-month extension thereof, this Agreement shall automatically be extended for a successive twelve-month period unless any party gives written notice to the others of its or her intent not to extend this Agreement with such written notice to be given not less than sixty (60) days prior to the end of the Initial Term or such twelve-month period.  In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect.

3.2          Termination.  During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1        By the Employer:

(a)           For Cause, upon written notice to the Executive following any applicable cure period described in Section 1.5.1 hereof, in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination;

(b)           Without Cause, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event the Employer shall be required to continue to meet its obligations to the Executive under Section 4.1 for twelve (12) months following the effective date of termination; or

(c)           Upon the Disability of the Executive, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, the Employer shall be required to continue to meet its obligations to the Executive under Section 4.1 for twelve (12) months following the effective date of termination or until the Executive begins receiving payments under the Employer’s long-term disability policy, whichever occurs first.

3.2.2        By the Executive:

(a)           For Cause, upon written notice to the Employer following any applicable cure period described in Section 1.5.2 hereof, in which event the Employer shall be required to continue to meet its obligations to the Executive under Section 4.1 for twelve (12) months following the effective date of termination; or

(b)           Without Cause or upon the Disability of the Executive, provided that the Executive shall give the Employer sixty (60) days’ prior written notice of her intent to terminate, in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3        At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 of this Agreement on the effective date of termination.

3.2.4        Upon expiration of the Term as provided in Section 3.1, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the last day of the Term then in effect.

3.2.5        Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Employer shall have no further obligation to the Executive or the Executive’s estate except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

3.3          Change of Control.  If, within twelve (12) months following a Change of Control, the Executive terminates her employment with the Employer under this Agreement for Cause or the Employer terminates Executive’s employment without Cause, the Executive, or in the event of her subsequent death, her designated beneficiaries or her estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to one (1) times the Executive’s then current Base Salary, to be paid in full as soon as practicable following the date of termination.

In no event shall the payment(s) described in this Section 3.3 exceed the amount permitted by Section 280G of the Code.  Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the Employer (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G.  In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the Executive shall be entitled to determine which portion of the Aggregate Severance is reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.  Notwithstanding any provision in this Agreement, if the Executive may exercise her right to terminate employment under this Section 3.3 or under Section 3.2.2(a), the Executive may choose which provision shall be applicable.

4.                                      Compensation.  The Executive shall receive the following salary and benefits during the Term:

4.1          Base Salary.  The Executive shall be compensated at an annual base rate of $121,275 (the “Base Salary”).  The obligation for payment of Base Salary shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion.  The Executive’s Base Salary shall be reviewed by the Board of Directors of the Company and/or the Bank, or

committee(s) thereof, at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by such Boards of Directors, or committee(s) thereof, based on their evaluation of Executive’s performance.  Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2          Incentive Compensation.  The Executive shall be entitled to annual bonus compensation, if any, as determined by the Board of Directors of the Company or the Bank or designated committees thereof, pursuant to any incentive compensation program as may be adopted by the Company or the Bank from time to time.  Notwithstanding the foregoing, no bonuses will be paid to the Executive under this Section 4.2 if the Bank does not have a CAMELS rating of 1 or 2 for the period to which the bonus relates or if the Employer is subject to any active regulatory investigation for the time period to which the bonus relates, excluding routine regulatory exams.

4.3          Health Insurance.  The Employer shall reimburse the Executive for the cost of premium payments paid by the Executive for coverage of the Executive and her eligible dependents under the health and dental insurance plans maintained by the Employer.

4.4          Business Expenses; Memberships. The Employer specifically agrees to reimburse the Executive for:

(a)           reasonable and necessary business (including travel) expenses incurred by the Executive in the performance of her duties as approved by the President and Chief Executive Officer of the Company or the Bank; and

(b)           reasonable dues and business related expenditures, including initiation fees, associated with memberships in professional associations which are commensurate with the Executive’s position;

provided; however, that the Executive shall, as a condition of any reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.5          Vacation.  On a non-cumulative basis, the Executive shall be entitled to four (4) weeks of vacation in each successive twelve-month period during the Term, during which her compensation shall be paid in full.

4.6          Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive.  All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.  Such benefits may include, by way of example only, profit-sharing plans, retirement plans, dental, health, life and disability insurance benefits and such other benefits as the Employer deems appropriate.

4.7          Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.                                      Employer Information.

5.1          Ownership of Employer Information.  All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2          Obligations of the Executive.  The Executive agrees:

(a)           to hold Employer Information in strictest confidence;

(b)           not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and

(c)           in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or Trade Secrets.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law.  This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law with respect to Trade Secrets.

5.3          Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of her employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in her possession or control.

6.                                      Non-Competition.  The Executive agrees that during her employment by the Employer hereunder and, in the event of her termination:

•                  by the Employer for Cause pursuant to Section 3.2.1(a),

•                  by the Employer without Cause pursuant to Section 3.2.1(b),

•                  by the Executive without Cause pursuant to Section 3.2.2(b), or

•                  by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of six (6) months thereafter, she will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on her own behalf or in the service of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer (including as an organizer or proposed executive officer of a new financial institution), undertake for any Competing Business duties and responsibilities similar to those undertaken by the Executive for the Employer.

7.                                      Non-Solicitation of Customers.  The Executive agrees that during her employment by the Employer hereunder and in the event of her termination:

•                  by the Employer for Cause pursuant to Section 3.2.1(a),

•                  by the Employer without Cause pursuant to Section 3.2.1(b),

•                  by the Executive without Cause pursuant to Section 3.2.2(b), or

•                  by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of six (6) months thereafter, she will not (except on behalf of or with the prior written consent of the Employer), within the Area, on her own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for any Competing Business any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last year of her employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8.                                      Non-Solicitation of Employees.  The Executive agrees that during her employment by the Employer hereunder and, in the event of her termination:

•                  by the Employer for Cause pursuant to Section 3.2.1(a),

•                  by the Employer without Cause pursuant to Section 3.2.1(b),

•                  by the Executive without Cause pursuant to Section 3.2.2(b), or

•                  by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of six (6) months thereafter, she will not, within the Area, on her own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer to a Competing Business, whether or not:

•                  such employee is a full-time employee or a temporary employee of the Employer,

•                  such employment is pursuant to written agreement, or

•                  such employment is for a determined period or is at will.

9.                                      Remedies.  The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should she breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants and shall be relieved of its obligations to make any and all payments to the Executive that otherwise are or may become due and payable to the Executive pursuant to Section 3.  The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10.                               Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.                               No Set-Off by the Executive.  The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.                               Notice.  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to the Employer, to it at:

FirstBank Financial Services
120 Keys Ferry Street
McDonough, GA 30253
Attention: Thaddeus Williams

(ii)	If to the Executive, to her at:

Lisa J. Maxwell

13.                               Assignment.  This Agreement is generally not assignable by the Employer except that the rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.  The Agreement is a personal contract and the rights and interests of the Executive may not be assigned by her.  This Agreement shall inure to the benefit of and be enforceable by the Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

14.                               Waiver.  A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.                               Arbitration.  Except for matters contemplated by Section 17 below, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Henry County or the federal court for the Northern District of Georgia.  The Employer and the Executive agree to share equally the fees and expenses (exclusive of legal fees) associated with the arbitration proceedings.  Executive must initial here: _____

16.                               Attorney’s Fees.  In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17.                               Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.  The parties agree that any appropriate state or federal court located in or embracing Henry County, Georgia shall have exclusive jurisdiction of any case or controversy arising under or in conjunction connection with Sections 5 through 9 of this Agreement shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

18.                               Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.                               Entire Agreement.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly superseded and terminated, including, but not limited to that certain employment agreement between the Executive and the Bank dated February 23, 2004.

20.                               Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.                               Survival.  The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective Sections.

22.                               Joint and Several.  The obligations of the Bank and the Company to Executive hereunder shall be joint and several.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

FIRSTBANK FINANCIAL SERVICES, INC.

By:
Print Name:
Title:

THE BANK:

FIRSTBANK FINANCIAL SERVICES

By:
Print Name:
Title:

THE EXECUTIVE;

LISA J. MAXWELL

Exhibit A

Duties of the Executive

The duties of the Executive shall include, in addition to any and all other duties assigned to the Executive by the Board of Directors of the Bank or its designee(s), the following:

•                      Foster a corporate culture that promotes ethical practices, encourages individual integrity, fulfills social responsibility, and is conducive to attracting, retaining and motivating a diverse group of top-quality employees at an levels.

•                      Keep the Board of Directors of the Bank or its designee(s) well informed of the financial condition and status of the Bank.

•                      Develop and recommend to the Board of Directors of the Bank an annual budget that supports the Bank’s long-term strategy.

•                      Promote efforts to achieve the Bank’s financial and operating goals and objectives.

•                      Work to improve the quality and to improve value of the products and services provided by the Bank.

•                      Ensure that the Bank maintains a satisfactory competitive position within its industry.

•                      Support other Senior Management members to develop an effective management team and to implement an active plan for its development.

•                      Inform the Board of Directors on needed corporate policies and on the implementation of such policies.